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                                                                     Exhibit 5.1

                          [Heller Ehrman Letterhead]

                               November 5, 1998



                                                            22038-0001


DepoMed, Inc.
366 Lakeside Drive
Foster City, California 94404


                      Registration Statement on Form S-3
                      ----------------------------------

Ladies and Gentlemen:

          We have acted as counsel to DepoMed, Inc., a California corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about November 5, 1998, for the purpose of registering under the Securities Act of 1933, as amended, 1,083,338 shares (the "Shares") of its no par value common stock ("Common "Stock"). 1,000,000 of the Shares (the "Private Placement Shares") were issued to the holders thereof pursuant to the Common Stock Purchase Agreement, dated February 23, 1998, among the Company and the purchasers named therein (the "Stock Purchase Agreement"). 83,338 of the Shares (the "Warrant Shares") are issuable pursuant to warrants ("Warrants") to purchase Common Stock held by certain security holders of the Company.

          In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

          (a)  The Restated Articles of Incorporation of the Company certified by the Secretary of State of the State of California as of
               October 28, 1998 and certified to us by the Vice President - Finance and Chief Financial Officer of the Company as being complete and in full force and effect as of the date of this opinion;
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          (b)  The Bylaws of the Company certified to us by the Vice President -
               Finance and Chief Financial Officer of the Company as being complete and in full force and effect as of the date of this opinion;

          (c) Records certified to us by the Vice President - Finance and Chief Financial Officer of the Company as constituting all records of proceedings and actions of the Board of Directors of the Company relating to the Shares, the Warrants and the Warrant Shares;

          (d) A letter from the Company's transfer agent dated November 3, 1998 as to the number of shares of Common Stock that were outstanding as of November 2, 1998;

          (e)  The Registration Statement;

          (f)  The Stock Purchase Agreement; and

          (g) The Warrant Agreement, dated as of April 7, 1997, between the Company and the holders of the Warrants, including the form of Warrant attached thereto.

          This opinion is limited to the federal law of the United States of America and the laws of the State of California. We disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body.

          Our opinion expressed herein assumes that (i) the Stock Purchase Agreement and the Warrant Agreement were duly authorized, executed and delivered by the parties thereto in the forms that we have reviewed as of the date of this opinion; (ii) the full consideration stated in the Stock Purchase Agreement and the Board of Directors minutes authorizing the issuance of the Private Placement Shares was paid; (iii) the full consideration stated in the Warrants, the Warrant Agreement and the resolutions authorizing the issuance of the Warrants was paid; and (iv) the full consideration stated in the Warrants, the Warrant Agreement and the Board of Directors minutes authorizing the issuance of the Warrant Shares will be paid upon the issuance of the Warrant Shares.

          Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion and further assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold; (ii) the Private Placement Shares were issued in accordance with the terms of the Stock Purchase Agreement and the resolutions authorizing their issuance; (iii) the Warrant Shares will be issued in accordance with the terms of the Warrants and the Warrant Agreement and the resolutions authorizing the issuance of the Warrants and the Warrant Shares; (iv) appropriate stock certificates evidencing the Private Placement Shares were executed and
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delivered; (v) appropriate stock certificates evidencing the Warrant Shares will be executed and delivered upon their issuance and (iv) all applicable securities laws are complied with, it is our opinion that the Private Placement Shares were duly authorized and validly issued, and are fully paid and nonassessable and the Warrant Shares, when issued and sold by the Company after payment therefor in the manner provided in the Warrants and the Warrant Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

          This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts which we become aware after the date of this opinion.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,

                                   /s/ HELLER EHRMAN WHITE & McAULIFFE